Exhibit 10.2

May 1, 2024

Raja Dakkuri
c/o Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, New York 10036

Dear Raja,

We are pleased to offer you employment as an Executive Vice President, Chief Financial Officer at Cohen & Steers, Inc. (“Cohen & Steers”, or the “Company”) reporting to Joseph Harvey, Chief Executive Officer & President to commence no later than June 24, 2024.

Base Salary and Term. You will be paid a salary at an annual rate of $375,000, less applicable deductions and in accordance with Cohen & Steers’ regular payroll practices, to compensate you for all hours you work, regardless of whether more or less than 40 in a regularly scheduled workweek. Salaries are reviewed annually, and adjustments (if any) will be based on your performance, prevailing economic conditions, and the firm’s profitability.

You will be paid on a semi-monthly basis on the 15th and the last business day of the month unless this regular payday occurs on a Saturday, Sunday, or holiday, in which case you will be paid on the last working day prior to the regular payday.

Annual Incentive Compensation. You will receive a minimum guaranteed bonus of $1,625,000 (less applicable deductions) for the calendar year 2024, payable in or about January, 2025 in accordance with Cohen & Steers’ policy with respect to the payment of bonuses, provided that you do not leave Cohen & Steers before the time of the scheduled payment of this bonus either voluntarily (or have given notice of your intention to leave voluntarily in the future) or by Cohen & Steers as a result of a termination for cause. In the event you are terminated without cause, or upon your death or permanent disability, you or your estate or personal representative shall be paid such minimum guaranteed bonus amount. The bonus for the 2024 calendar year will be subject to Cohen & Steers’ customary incentive compensation deferral policy described further below.

You acknowledge and agree that, upon commencement of employment you will be designated an “executive officer” (as such term is defined under Rule 3(b)-7 of the Securities Exchange Act of 1934, as amended) of the Company and the principal financial officer of the Company, subject to the laws, rules, regulations and Company policies applicable thereto, including without limitation the disclosure and reporting rules and regulations of the Securities and Exchange Commission.

For purposes of this letter agreement, “cause” shall mean one or more of the following: (i) gross negligence or willful misconduct in connection with employment duties; (ii) non-performance of duties (other than by reason of illness, incapacity, or disability) where such non-performance continues for more than 3 days following written notice; (iii) refusal or failure to follow lawful directives where such refusal or failure has continued for more than 3 days following written notice; (iv) violation of any material Company policy, law, ethical or legal responsibility, or applicable regulation; (v) breach of any obligations to Cohen & Steers, including but not limited to those regarding trade secrets or other confidential information; or (vi) indictment for, admission to, or entry of pleas of no contest to any felony or other conduct by you that has or may result in material injury to the reputation of the Company, including but not limited to for fraud, theft, embezzlement, or a crime involving moral turpitude (provided such conviction will be assessed in accordance with applicable law).

Beginning in respect of the 2025 calendar year, you may be eligible for a discretionary annual incentive performance bonus. Any such discretionary annual incentive performance bonus will be subject to the approval of the compensation committee of the board of directors of the Company (the “Compensation Committee”). We currently anticipate that any discretionary annual incentive performance bonuses will be paid to you in January of the following year. In order to be eligible for a discretionary annual incentive performance bonus, you must be in active working status at the time of the bonus payment and must not have given or received notice of termination. Any such bonus you may receive, including without limitation any criteria or conditions applicable thereto is completely at the discretion of the Compensation Committee, and this decision is typically based upon factors such as your historical performance, active contributions to the firm at the time of payment, performance and executive achievement during the year in respect of which such bonus relates, prevailing economic conditions, peer compensation analysis and the firm’s profitability.

If your employment with Cohen & Steers ceases for any reason prior to the one-year anniversary of your first date of employment with the Company, other than as a result of your termination by the Company without cause or due to your death or permanent disability, the Company reserves the right to deduct monies from the final salary payment due to you (which you hereby authorize) and/or to require reimbursement from you, in either case at the rate of 1/12th of the 2024 annual incentive performance bonus actually paid to you for each whole and partial calendar month during the initial twelve month period following the start of your employment in which you are not employed by the Company.

Your employment with Cohen & Steers is for no specified term and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Cohen & Steers is free to conclude its employment relationship with you at any time, with or without cause.

Incentive Compensation Deferrals. Beginning in respect of calendar year 2024, as an employee meeting a compensation threshold, a portion (currently 40%, but subject to change solely at the discretion of the Compensation Committee ) and further applied to your actual compensation earned during your first year of employment and will be applied to your total compensation in subsequent years, if applicable) of your total compensation will be paid on a tax-deferred basis in Cohen & Steers restricted stock units (RSUs). These RSUs will vest in accordance with the related award agreement subject to your continued employment with Cohen & Steers and receive dividend equivalent RSUs as described in the related award agreement. If your employment is terminated by Cohen & Steers without “cause,” or by you for “good reason,” (as such terms are defined in the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (as may be amended and restated from time to time, the “Plan”)), each within the two-year period following a “change in control” (as defined in the Plan) of Cohen & Steers, then these RSUs will immediately vest. The full terms and conditions (as amended and in place from time to time) for these RSU grants, which include customary one-year non-interference with clients and business relationships, non-solicit of employees, and other restrictions, will be provided in an award agreement evidencing the grant of the RSUs and all such RSU awards will be subject to your signing and returning the related award agreement evidencing the grant of the RSUs. For the avoidance of doubt, if you are terminated by the Company without cause, any then-unvested RSUs in respect of your 2024 minimum guaranteed bonus amount will immediately vest.

Further, subject to the approval of the Compensation Committee, Cohen & Steers in its sole discretion may pay annual incentive performance bonuses partially or on the whole on a deferred basis (i.e., in the form of RSUs or such other comparable manner) in such amounts and on such deferral periods and other terms as may be determined in the sole discretion of Cohen & Steers.

Long Term Incentives. You represent that certain deferred and unvested compensation of your Prior Employer (as defined below) to which you would otherwise be entitled will be forfeited by you as a result of termination of such employment in order to accept employment by Cohen & Steers.

To compensate you for a portion of the deferred and unvested compensation to be forfeited by you upon your termination of employment with your employer immediately prior to Cohen & Steers (the “Prior Employer”), expressly conditioned upon your commencement of employment with the Company, you will receive a number of RSUs (the “Make-Whole RSUs”) equal to the Equity Make-Whole Amount (as defined herein).

For purposes of this letter agreement certain terms are defined as follows:

•The “Unvested Equity Value” shall be the product of (i) the common stock closing price of your Prior Employer at the close of business on the trading day immediately preceding your employment date at Cohen & Steers as reported on the Nasdaq Stock Market, multiplied by (ii) 166,926 (which you have represented is the aggregate number of unvested equity securities that you will be forfeiting).

•The “Accrued Dividend Amount” shall be $66,931 (which you have represented is the aggregate amount of accrued and unpaid dividends on the unvested equity securities that you will be forfeiting).

•The “Equity Make-Whole Amount” shall be the quotient of (i) the sum of (A) the Accrued Dividend Amount, plus (B) the Unvested Equity Value; divided by (ii) the arithmetic mean of the high and low prices of shares of the Company’s common stock on the date of grant as reported on the New York Stock Exchange.

The fair market value of the Make-Whole RSUs will be based on the average of the high and low price of Cohen & Steers, Inc.’s common stock on your employment start date. The grant date of the Make-Whole RSUs will be your employment start date. Subject to your continued employment with Cohen & Steers, the Make-Whole RSUs will vest ratably on each yearly anniversary of the grant date over a three-year period, and will entitle you to receive shares of Cohen & Steers common stock equal to one-third of the aggregate number of Make-Whole RSUs granted on each of these vesting dates. If your employment is terminated by Cohen & Steers without “cause,” or by you for “good reason” (as defined in the Plan), each within the two-year period following a “change in control” (as defined in the Plan) of the Company, then the Make-Whole RSUs will immediately vest. The full terms and conditions (as amended and in place from time to time) for the Make-Whole RSUs, which include a customary one-year non-solicit of employees, non-interference with clients and business relationships, and other restrictions, will be provided in an award agreement evidencing the grant of these RSUs and such RSU award will be subject to your signing and returning the award agreement evidencing the grant of the RSUs. For the avoidance of doubt, if your employment with the Company is terminated for any reason other than your death or permanent disability or within the two-year period following a “change of control” of the Company as described above, any then unvested Make-Whole RSUs will be immediately forfeited by you.

To compensate you for the remainder of the deferred and unvested compensation to be forfeited by you, you will receive a one-time cash payment equal to $65,000 (the “Cash Make-Whole Amount”). The one-time cash payment will be payable on June 24, 2024, or otherwise within the next reasonably practicable Company pay cycle. If your employment with Cohen & Steers ceases for any reason, other than as a result of your termination by the Company without cause or due to your death or permanent disability, after payment of the Cash Make-Whole Amount and prior to the one-year anniversary of your first date of employment, the Company reserves the right to deduct monies from the final salary payment due to you (which you hereby authorize) and/or to require reimbursement from you, in either case at the rate of 1/12th of the Cash Make-Whole Amount actually paid to you for each whole and partial calendar month during the initial twelve month period following the start of your employment in which you are not employed by the Company. In such event, you shall also pay to Cohen & Steers all costs of collection, including reasonable attorneys’ fees and court costs, if you do not make repayment of the Cash Make-Whole Amount in accordance with the terms of this paragraph within thirty (30) days following demand by us.

You expressly understand and agree that the payment of the Cash Make-Whole Amount and the grant of the Make-Whole RSUs shall represent compensation in full for your forfeited compensation and that you shall not be entitled to receive, and Cohen & Steers shall not be obligated to pay or provide, any additional amounts or value in connection therewith.

You understand and acknowledge that Cohen & Steers’ agreement to compensate you for your forfeited compensation, as described above, is made in express reliance upon, and is expressly conditioned upon, the accuracy and completeness of the information set forth in the documentation provided by you with respect to your deferred compensation subject to forfeiture upon termination of your employment with your Prior Employer.

Other Benefits. Furthermore, you will be eligible for all benefits afforded to each Cohen & Steers employee as may be modified by Cohen & Steers from time to time. These benefits currently include twenty-eight days of vacation (pro-rated during your first year), health, long-term disability and life insurances and participation in our employee stock purchase plan (where you may purchase Cohen & Steers common stock at a 15% discount) and 401(k) plan (your 401(k) plan contributions are matched 50% by Cohen & Steers upon enrollment into the plan).

No Restrictions. In consideration of this offer, other than as previously disclosed to Cohen & Steers in writing as of the date hereof, you represent that you have the full right and authority to accept employment with Cohen & Steers, that you have no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever, including, without limitation, any customer or employee non-solicitation agreements or any non-competition agreements, with any corporation, partnership, firm, company, joint venture or other person or entity which would conflict in any manner whatsoever with any of your expected duties, obligations or responsibilities to Cohen & Steers, including, without limitation, any responsibilities or limitations on your ability to solicit business from existing or new Cohen & Steers clients, or which could interfere with your performance at Cohen & Steers. Further, you represent that you have not violated any customer or employee non-solicitation agreements, non-competition agreements or fiduciary duties to which you may presently be subject, and that you are not in possession of any document or other tangible property of any person or entity of a confidential or proprietary nature which would conflict in any manner whatsoever with any of your expected duties, obligations or responsibilities to Cohen & Steers, and the performance of your obligations to Cohen & Steers during your employment will not breach any agreement by which you are bound not to disclose any proprietary or confidential information, and that you are fully ready, willing and able to perform each and all of your expected duties, obligations and responsibilities as an employee of Cohen & Steers. If any of the aforementioned representations made by you are inaccurate, this offer and any agreement by Cohen & Steers to employ you shall be deemed void ab initio. In other words, they will be void from the beginning, as if they never existed.

Miscellaneous. You agree to comply fully with all of Cohen & Steers’ policies and procedures, including but not limited to all terms and conditions set forth in Cohen & Steers’ Employee Handbook and any other memoranda and communications pertaining to Cohen & Steers’ policies, procedures, rules and regulations, and all policies and procedures applicable to executive officers of the Company, as any of the foregoing may be changed from time to time.

This offer of employment (as well as continued employment) is contingent upon the successful completion of the final stage of Cohen & Steers’ pre-employment screening process, a criminal background check. Furthermore, in compliance with the Immigration Reform and Control Act of 1986, each new employee, as a condition of employment, must complete an Employment Verification Form I-9 and present proof of identity and employment eligibility. Please bring the necessary documentation on your first day of work.

This letter agreement contains the entire understanding of the parties with respect to your employment with Cohen & Steers and its affiliates and shall be construed, interpreted and governed in accordance with the laws of the State of New York. This letter may be executed in counterparts.

We are very excited about the prospect of your joining Cohen & Steers and look forward to a long and prosperous relationship. Please acknowledge your agreement with the terms of this letter agreement by executing the enclosed copy and returning it to Human Resources.

Sincerely,

/s/ Kristine Manzi

Kristine Manzi
Senior Vice President, Human Resources

Agreed to and Accepted:

_/s/ Raja Dakkuri _________________ __May 1, 2024_________________
Raja Dakkuri Date